Exhibit 5.1

June 25, 2025

Acuren Corporation

14434 Medical Complex Drive, Suite 100

Tomball, Texas 77377

Re:	Acuren Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion in our capacity as counsel to Acuren Corporation, a Delaware corporation (“Acuren”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4, first filed on or about June 9, 2025 (as amended or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Acuren of up to 96,452,295 shares of common stock, par value $0.0001 per share (the “Acuren Common Stock”), issuable in connection with the Agreement and Plan of Merger (the “Merger Agreement”) by and between Acuren, NV5 Global, Inc. (“NV5”), Ryder Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Acuren (“Merger Sub I”), and Ryder Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of Acuren (“Merger Sub II”), pursuant to which Ryder Merger Sub I will merge with and into NV5, with NV5 surviving such merger as a wholly owned subsidiary of Acuren (the “First Merger”) immediately following which, the surviving corporation of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving such merger (the “Second Merger,” and together with the First Merger, the “Merger”) as a wholly owned subsidiary of Acuren. Certain shares of Acuren Common Stock to which the Registration Statement relates (the “Registered Shares”) are to be issued by Acuren in connection with the Merger Agreement.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Certificate of Incorporation of Acuren included as Exhibit 3.1 to the Registration Statement, (iv) the Bylaws of Acuren included as Exhibit 3.2 to the Registration Statement and (v) resolutions of the board of directors of Acuren that pertain to the Merger Agreement and the issuance of the Registered Shares pursuant thereto. In addition, we have also made such further legal and factual examinations and investigations as we considered necessary or appropriate for purposes of expressing the opinions set forth herein.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto other than Acuren. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of Acuren and others as to factual matters.

In furnishing this opinion, we have further assumed that (i) the Registration Statement (including any post-effective amendments), will have become effective, (ii) the Registered Shares will be issued and delivered in accordance with the terms of the Merger Agreement and in the manner specified in the Registration Statement and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when issued and delivered the Registered Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Greenberg Traurig, P.A.

GREENBERG TRAURIG, P.A.